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                                                                   EXHIBIT 10.33


Employment Agreement dated November 21, 2000 between Manugistics Inc. and Jeffrey T. Hudkins.


November 21, 2000

Supercedes Letter Dated October 16, 2000


Mr. Jeffrey Hudkins
Overlook II
2839 Paces Ferry Road SE
Suite 1000
Atlanta, GA 30339

Dear Jeff:

On behalf of Manugistics, Inc., as well as its parent company, Manugistics Group, Inc. and the Board of Directors of both, we are pleased to confirm our offer for the position of Vice President-Controller reporting to Raj Rajaji, Executive Vice President and CFO. This offer of employment is contingent upon Manugistics' completion of the acquisition of Talus Solutions, Inc. ("Talus"), expected to "close" (the "Closing") in the fourth quarter of Manugistics fiscal year, and, except as noted below, will supercede the terms of any compensation agreements or arrangements which you may have with Talus. This position is exempt.

In this position your monthly salary will be $14,584. This position has regular performance reviews. Performance reviews at Manugistics are scheduled for March 1 of each year. Your first performance review will be March 1, 2002. We will recommend to the Board of Directors that the Board grant you an option, on the day after the Talus transaction closes, to purchase 40,000 (calculated on a pre-split basis) shares of common stock under an applicable Stock Option Plan. At the time of grant, the number of shares in this option will be doubled to give you the benefit of the upcoming stock split. Our Stock Plan Administrator will provide you with written confirmation of stock options awarded. These options shall vest over a four (4) year period in equal monthly increments (these options will be valued at a price equal to the Fair Market Value of Manugistics stock on the date of grant).

You will also have the opportunity to receive an annual incentive bonus, in accordance with Manugistics' Incentive Plan, of up to 40% of your annual base pay. Your Incentive Plan will commence at the beginning of Manugistics' 2002 fiscal year which begins March 1, 2001. The terms and conditions of this Plan will be presented to you by Raj Rajaji. You will also be eligible for Company paid relocation expenses in accordance with the Manugistics Relocation Policy. More information will follow from the Human Resources Department. You will also receive (on the date that it was scheduled to have been paid) any bonus compensation to which you may be entitled for calendar year 2000 under your existing offer letter with Talus.

In the event that Manugistics has a change of control, which is defined as fifty one percent (51%) of Manugistics' voting stock having a change in ownership: (a) if your responsibilities are not affected, fifty percent (50%) of your outstanding options set out above shall immediately vest; (b) if your responsibilities are significantly diminished or you are constructively terminated, i.e., your responsibilities no longer consist of those reasonably associated with the position of Vice President-Controller, one hundred percent (100%) of the outstanding options set out above shall immediately vest.

If the Company terminates your employment for reasons other than cause, you will receive your base salary, corresponding management objectives bonus, and benefits in accordance with the Company's payroll practices for the equivalent of a six (6) month period commencing on your termination date ("severance period"). The foregoing salary and benefits payments will cease if you secure alternative employment during the severance period. In addition, if the Company terminates your employment for reasons other than for cause, the Company will continue the monthly vesting of the options granted to you pursuant to this letter for a period of six (6) months following your termination date.

Please note that the vesting, change of control and other terms described herein are applicable only to the Manugistics option to acquire the shares specifically described in this letter.

The terms and conditions of this letter shall have no effect on any existing Talus options or shares of Talus stock you currently hold or any future option grants to which you are (or may be) entitled under your existing offer letter with


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Talus. These will all be converted to stock or options to acquire stock of
Manugistics using the Exchange Ratio set forth in the merger agreement between Manugistics and Talus, except that any future option grants will not be made unless and until all conditions described in your Talus offer letter are satisfied. Options which have been granted prior to the date of merger will otherwise have the same terms and conditions as they had before. Any future option grants will be made under the terms of the Manugistics' stock option plan under which they are granted and will be granted on a post-split basis.

This offer is subject to approval by the Compensation Committee of the Board of Directors of Manugistics Group, Inc. Furthermore, all compensation and benefits included as part of this offer will conform to the Company's standard policies, practices and plans. In the event of any question with regard to the compensation and benefits described in this letter, the Compensation Committee of the Board of Directors will make the final determination with regard to any interpretation relating to the elements of your compensation package.

You agree that the existence of this letter, as well as the terms and provisions of this letter, shall remain confidential. If you disclose the existence of this letter, or any of the terms or provisions of this letter, to a third party, we will be entitled to treat such unauthorized disclosure as a breach of this letter and will be relieved of all obligations under this letter.

In keeping with Manugistics policy, all offers are contingent upon your execution of "Manugistics, Inc.'s Conditions of Employment."

In the event of a dispute concerning the terms and conditions of employment, the parties agree to binding arbitration by and under the rules of the American Arbitration Association, and each party shall pay its own fees and expenses.

As required by the Immigration Reform and Control Act of 1986, on your first day of employment, you must provide Manugistics with documentation verifying your eligibility to work in the United States. Acceptable forms of documentation are described on the enclosed Employment Eligibility Verification form. Please read this and the enclosed "Manugistics, Inc. Conditions of Employment."

Please signify your acceptance by signing this letter, the two copies of the "Manugistics, Inc. Conditions of Employment" and returning these documents to Human Resources. Please keep one copy of the signed "Manugistics, Inc. Conditions of Employment" for your records. This offer of employment expires within 10 days from the date of this letter.

We look forward to your joining Manugistics and are confident that the association will be mutually rewarding.


Sincerely,

Manugistics, Inc.

/s/ Robin A. Hoesch
Robin A. Hoesch
Director, Human Resources
Manugistics


Enclosures

Accepted by:

    /s/ Jeffrey Hudkins                            November 21, 2000
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Jeffrey Hudkins                                    Date